Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264145

ARES STRATEGIC INCOME FUND
SUPPLEMENT NO. 16 DATED MARCH 4, 2024
TO THE PROSPECTUS DATED MAY 25, 2023

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated May 25, 2023 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to disclose the Fund entering into the SG Funding Facility Amendment (as defined below).

Amendment No. 3 to the SG Funding Facility

On February 27, 2024, the Fund and ASIF Funding I, LLC, a wholly owned subsidiary of the Fund (the “Borrower”), entered into Amendment No. 3 to the Loan and Servicing Agreement (the “SG Funding Facility Amendment”), to the Loan and Servicing Agreement, dated as of July 26, 2023 (as amended, the “SG Funding Facility”), by and among the Borrower, the Fund as equityholder, the lenders from time to time parties thereto, Société Générale, as swingline lender and agent, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, and U.S. Bank National Association, as document custodian.

The SG Funding Facility Amendment, among other things, increased the total commitments under the SG Funding Facility from $1.2 billion to $1.4 billion. The other terms of the SG Funding Facility remained materially unchanged.

Borrowings under the SG Funding Facility are subject to the SG Funding Facility’s various covenants and leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the SG Funding Facility Amendment and is qualified in its entirety by reference to the copy of the SG Funding Facility Amendment, which is filed as an Exhibit to our Registration Statement on Form N-2 (File No. 333-264145) declared effective by the Securities and Exchange Commission (“SEC”) on April 24, 2023, as amended and supplemented.

Please retain this Supplement with your Prospectus.